FINANCIAL INDUSTRY REGULATORY AUTHORITY
ARBITRATION DEPARTMENT

EMPIRE FINANCIAL GROUP, INC.,

Claimant,

CASE NO.
v.

PENSON FINANCIAL SERVICES, INC.,
PHIL PENDERGRAFT, DAN SON AND
ROGER ENGEMOEN,

Respondents.
/

STATEMENT OF CLAIM

CLAIMANT, EMPIRE FINANCIAL GROUP, INC. (the “Claimant” or “Empire”), which at all times relevant had its offices in Longwood, Florida, and, by and through its undersigned counsel and pursuant to the Arbitration Rules which govern arbitration proceedings before the FINANCIAL INDUSTRY REGULATORY AUTHORITY, INC., Arbitration Department (“FINRA”), hereby gives notice to Respondents, PENSON FINANCIAL SERVICES, INC. (CRD No. 25866) (hereinafter referred to as “Penson”), having its principal place of business at 1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, PHIL PENDERGRAFT (“Pendergraft”), DAN SON (“Son”) and ROGER ENGEMOEN (“Engemoen”), having their principal place of business at

1700 Pacific Avenue, Suite 1400, Dallas, Texas 75201, of its intention to arbitrate certain disputes.

PARTIES

          1.     EMPIRE FINANCIAL GROUP, INC. (“Empire”), is or was a FINRA registered broker/dealer with offices located in numerous jurisdictions with its headquarters in Longwood, Florida. The matters relating to this claim involved the Longwood, Florida office.

          2.     PENSON FINANCIAL SERVICES, INC. (“Penson”), is a clearing broker headquartered in Dallas, Texas. At all times material to this complaint, Penson acted as the clearing broker for Empire, Seaboard Securities, Inc., and Stockcross Financial Services, Inc., a self clearing firm, which began to clear trades through Penson in or about February 2007.

          3.     PHIL PENDERGRAFT (“Pendergraft”) is the Chief Executive Officer of Penson.

          4.     DAN SON (“Son”) is the President of Penson.

          5.     ROGER ENGEMOEN (“Engemoen”) is the Chairman of the Board of Penson.

VENUE

          6.     The relevant events and their effects occurred in Longwood, Florida. All but a few of the material witnesses reside in the Longwood area. As a result, Claimant requests that the hearing of this matter be heard at the Lake Mary, Florida, hearing facility used by FINRA.

INTRODUCTION

          7.     This is a case which involves systematic efforts by Penson, Pendergraft, Son and Engemoen to undermine the commercial viability and regulatory integrity of Empire for their own pecuniary gain. The evidence will prove that Penson, by and through the efforts of the individual Respondents breached its Clearing Agreement with Empire, gave knowing and substantial assistance to the raiding of Empire’s trading desk, participated in civil theft, conspired with others to close Empire, made false and misleading statements to Empire’s principal regulatory agency and extorted substantial sums from Empire.

          7.     Penson, through its employees and operational systems, knowingly aided and abetted certain of Empire’s traders, including its head trader, Gerry Mastrianni (“Mastrianni”), in profiting from the manipulation of the price of a stock during 2006 and 2007. This fraudulent activity on the part of Penson resulted in a loss to Empire of $1,200,000. In the months prior to February 2008, Penson knowingly provided substantial assistance to Mastrianni, Stockcross Financial Services, Inc. (“Stockcross”) and other of Empire’s traders in a “raid” of Empire’s trading desk. Through Penson’s logistical support, Mastrianni and the other Empire traders he unduly recruited were able to get their trading operation up and running at Stockcross in only a few days time upon their departure from Empire in February 2008. Through this conspiracy, Penson cost Empire annual trading revenue of between $5,000,000 and $10,000,000 (of which approximately 60% was gross profit), and left Empire financially crippled. In April 2008, Penson’s employees, along with Pendergraft and Son, knowingly and recklessly made false and materially misleading statements to FINRA for their own financial interest, to the extreme detriment of Empire. During that same timeframe, Penson breached its contract with Empire by refusing to execute Empire’s trades. Moreover, Penson extorted large sums from Empire as a pretense for resuming Empire’s business activities. Penson took these actions with the clear intention of profiting from Empire’s demise prior to the permanent and irreversible termination of Empire, which Penson sought to bring about. Penson very nearly succeeded in the immediate destruction of Empire in April 2008. It did, however, manage to cripple Empire sufficiently to be the primary cause of its consequential termination in November 2008. In November and December 2008, without notice or legal justification, Penson withheld approximately $400,000 of commission revenue earned by Empire’s brokers and “swept” approximately $1.6 million of Empire’s clearing deposit. Penson and Pendergraft in a heinously predatory fashion, usurped these funds with the apparent expectation that Empire would not remain in existence long enough to seek redress.

STATEMENT OF FACTS

          8.     In June 2003, Mastrianni joined Empire as its head trader. By presiding over Empire’s trading desk, the crown jewel of Empire’s business, Mastrianni’s was able to exert direct and extensive control over the traders who worked for him. Further, Mastrianni, already a highly skilled trader, was able to glean valuable insight into the operational aspects of Penson’s clearing functions and, unfortunately, come to understand how to manipulate them with the assistance of Penson personnel. When Mastrianni left Empire in February of 2008, he also left behind in the firm’s proprietary trading account a long position of a stock known as 360 Global Wine Company or “360 Global”. At the time of his departure, the unrealized loss to Empire as a result of the fraud orchestrated by Mastrianni’s was approximately $1,200,000. Penson’s personnel knowingly provided the means by which this scheme was able to be carried out. The evidence will show that Mastrianni acquired the 360 Global shares through transactions with an individual by the name of Sean Doyle (“Doyle”), Mastrianni’s counterpart at a brokerage firm named Seaboard Securities, Inc. (“Seaboard”). Mastrianni assembled the 360 Global position in order to artificially manipulate the price and volume of 360 Global shares. By doing so, Mastrianni provided a substantial, albeit unlawful, financial benefit to Doyle and Seaboard at Empire’s expense. It appears that a large shareholder of 360 Global, who was also a Seaboard customer, was able to unduly profit by unloading hundreds of thousands of shares through Doyle at Seaboard who sold them to Mastrianni at Empire, while the company nose dived into bankruptcy. Mastrianni was able to hide Empire’s position, as well ass the extent of its unrealized loss in 360 Global, by transferring hundreds of thousands of shares into the firm’s foreign proprietary trading account at cost rather than assigning those shares a marked to market value.

          9.     As Mastrianni’s payoff for his role in assembling and manipulating the 360 Global shares, Doyle and Seaboard directed or “gave up” certain trades to Mastrianni at Empire. In hindsight, these trades should not have been given up by Seaboard to a competitor firm. These “give ups” permitted Mastrianni to make substantial profits. Mastrianni could not have perpetrated this fraud without the complicity and substantial assistance of one or more of Penson’s employees. Evidence of Penson’s involvement in this scheme will be supported by records of Penson, which was conveniently and necessarily the clearing firm for both Empire and Seaboard. Simply stated, without Penson, Mastrianni’s costly fraud on Empire would not have been possible.

          10.     In or about late spring or early summer of 2007, Empire began to question Mastrianni’s acquisition of 360 Global shares and thereafter investigated the trading loss. Aware of the firm’s efforts in this regard, Mastrianni formulated plans to move himself and other members of the trading desk to

Stockcross. Prior to Mastrianni joining Stockcross, Stockcross was a self clearing firm which did not trade on a proprietary basis. Moreover, Stockcross was one of Empire’s largest customers through the execution of Stockcross’ order flow. In late 2007, Mastrianni made a series of trips to Stockcross’ headquarters in Los Angeles, California, purportedly to improve Stockcross’ trading links with Empire. Mastrianni’s true purpose, however, was to orchestrate the exodus of the Empire trading department to Stockcross in late February 2008. This “raid” by Mastrianni and Stockcross was made possible by the knowing and substantial assistance provided by Penson in anticipation of Mastrianni’s move. Penson was aware of this departure months before its occurred and provided advanced planning and logistics, which enabled Mastrianni and the other traders he improperly recruited to be up and running at Stockcross on short order (a few days) after their departure from Empire. The advent of having the trading platform in place through pre-planning with Penson obviated several months of start up time. Under these circumstances, Empire’s ability to retain anything but a trivial amount of its previous trading revenue was critically undermined. The act of providing valuable assistance to Mastrianni and Stockcross to “raid” the traders and clients of Empire was an intentional interference with the business relationships of Empire. Penson’s actions, which entailed a purposeful intent to harm Empire, constituted an unlawful adding and abetting of Mastrianni’s breach of his fiduciary duty and duty of loyalty owed to Empire. To add insult to injury, upon Mastrianni’s departure from Empire, Penson discontinued its long standing practice of directing profitable “order flow” to Empire for execution. Mastrianni made no secret of the fact that he believed his departure would put Empire out of business. In a sign that Penson also perceived that the departure of the trading desk would be the death knell of Empire, Penson redirected that order flow business to Mastrianni and Stockcross. In addition to the forgoing, approximately one month after Mastrianni’s departure from Empire, Penson hired a former employee of the Empire trading desk who handled operations by the name of Grant Edwards, to ensure seamless service to Mastrianni and Stockcross.

          11.     As a result of Penson’s actions through March 2008, Empire suffered catastrophic losses. First, in the form of the 360 Global stock position. Secondly, by virtue of the raid of its trading desk, which caused a devastating loss of revenue to Empire as well as substantial loss of clientele; improperly taken by Mastrianni.

PENSON’S ASSISTANCE TO FINRA TO CLOSE THE FIRM

          12.     Shortly after Mastrianni’s departure from Empire, FINRA commenced an examination of Empire. In early March 2008, FINRA sent examiners to three of Empire’s offices, Maitland, Florida, San Francisco, California, and Uniondale, New York, on the same day. After approximately two weeks at those branches, FINRA sent in over half a dozen examiners to Empire’s Longwood, Florida, headquarters.

          13.     Unable to find a legitimate justification for closing Empire down, FINRA, with the aid of Penson, manufactured one.

          14.     The focus of FINRA’s examination became the accounting treatment of a several million dollar loss, which Empire sustained in its proprietary trading account in March 2007 in a stock called Dendreon. After seeking the advice of seasoned securities attorneys, its independent auditors, Penson and importantly, FINRA, Empire and Penson agreed that Penson would carry the resulting loss as a secured debit based on certain collateral, including warrants.

          15.     Penson’s own records accurately reflect that the “Dendreon” loss was secured. After some 12 months and a separate, prior examination of Empire by FINRA in 2007, FINRA, in April 2008, turned to the Dendreon loss as a false pretense to close Empire. In an erroneous and extremely heavy handed and authoritarian manner, FINRA demanded that Empire report that it was out of net capital compliance by taking the position that the “Dendreon” debit with Penson was unsecured. The consequence of FINRA’s mandate was to reduce Empire’s net capital by the amount of the debit, which at that time was approximately $2.5 million. There can be no doubt that FINRA was fully aware of the treatment of the

Dendreon loss by Empire and Penson as a secure debit long before its 2008 xamination, yet took no action prior to April 2008.

          16.     Notwithstanding its own corporate records to the contrary, Penson, for reasons that will be borne out in discovery, falsely represented to FINRA that the Dendreon position was and had been unsecured. Armed with the spurious position adopted by Penson, shortly after 4:00 p.m. EST, on April 9, 2008, FINRA sent to both Empire and Penson a notice (the “shut down notice”) stating that Empire must cease its operations due to the purported net capital deficiency. See Exhibit 1. Although Empire had over $1,300,000 of excess net capital at the time, the false and illusory characterization of the Dendreon debit as unsecured put Empire into a net capital deficiency. FINRA’s action, which was taken in contravention of its own rules, wrongly assumed that Empire would not cure the unfounded deficiency in time to open the following morning. Empire, however, did just that. Prior to the open of the market on April 10, 2008, Penson and Empire negotiated a resolution, which rendered the accounting treatment of the Dendreon loss as secured or unsecured a moot point. For the “privilege” of having Penson fix an illusory problem, which Penson itself created by false representations to FINRA, Empire was forced to pay Penson $500,000. For that $500,000 fee, Penson agreed that it would not look to Empire to satisfy the debit.

Notwithstanding the resolution of any net capital issues, FINRA would not countenance Empire to open for business on April 10, 2008.

          17.     Availing itself of FINRA rules, which allow a broker/dealer to open if it believes it is compliant with net capital rules, Empire requested Penson to honor its clearing agreement with Empire and clear Empire’s trades. Penson would not do so. On the second day of Empire’s closure, in what can only be understood as an attempt to extort money from Empire, Penson informed FINRA that it had a claim against Empire for $1.6 million. In an effort to substantiate this bogus claim with FINRA, Penson referred FINRA to a financial analysis prepared for Penson by the accounting firm of KPMG (the “KPMG Report”) in 2007. In the spring 2007, Penson had raised allegations with Empire that Penson had systematically overpaid Empire on trades from 2005 through June 2006, a month after Penson’s IPO. To bolster its claim, Penson presented the KPMG Report to Empire. Not only did Empire refute Penson’s assertions, after reviewing the KPMG Report and meeting with the KPMG accountants Empire maintained that it had been substantially underpaid. Penson’s record keeping and financial reporting to its correspondents was so rudimentary that it was difficult, if not impossible, to reconcile. Penson’s own accounting and settlement personnel have repeatedly admitted that the KPMG report is fatally flawed, ill-conceived and inaccurate. These facts, however, did not stop Pendergraft from approaching Empire’s

President during the firm’s closure in April 2008, to offer to compromise the purported $1.6 million claim for an additional payment from Empire of $750,000. Empire refused to pay the ransom Penson demanded in order for Empire to open for business. As a result, Empire remained closed. Even after the events of April 2008, Empire hired an independent contractor with many years of experience performing financial analyses and providing expert testimony in an attempt to verify or refute Penson’s assertions. That financial analyst, Michael Locante, informed Empire that the information furnished to Empire by Penson was insufficient to evaluate the asserted claims. Notwithstanding numerous requests for additional back-up and supportive documentation, Penson, even to this day, has failed to provide Empire with any authoritative evidence to support its claims.

PENSON KNEW THE FINRA “SHUT DOWN” NOTICE WAS INVALID

          18.     When FINRA sent the “shut down notice” to Empire, it also sent a copy to Penson. In conversations with Penson, Empire personnel were advised that in reliance on the “shut down notice,” Penson would not clear Empire’s business. Penson took this position even though it was informed by Empire that Empire believed in good faith that it had the requisite net capital to remain in business. Moreover, Empire made Penson aware at the time that it believed that FINRA’s actions were unjustified, that FINRA was basing its actions upon erroneous information supplied to it by Penson, that Empire had the right to remain open pursuant to FINRA’s rules and that pursuant to its clearing agreement, Penson was obligated to clear Empire’s business.

          19.     Empire through its in-house counsel was able to confirm with former SEC lawyers in Washington as well as FINRA’s Director of Enforcement in its Boston office that the “shut down notice” was invalid and had no legal force and effect. Under FINRA’s own rules, the “shut down notice,” is required to include a description of a member firm’s rights and recourse. This advisory language includes an explanation of how a member firm can seek to have the Draconian effects of a “shut down notice” reevaluated on an expedited basis by a hearing panel. The notice from FINRA to Empire on April 9, 2008, did not contain any of the requisite advisory language, rendering it devoid of any consequence, legal or otherwise. In fact, the “shut down notice” was so defective that it could not even be appealed. There can be little doubt that the FINRA District 7 staff who prepared the “shut down notice” knowingly and intentionally omitted the advisory language. The staff knew that their actions in closing Empire were unwarranted and apparently believed that they could not be held accountable for a notice which, after all, was of no legal significance. Based on knowledge and belief, it was not the first time that the FINRA District 7 staff had used this tactic. Of course, that did not prevent those same FINRA District 7 staff members from seeking to imbue the deficient “shut down notice” with all of the indicia of a valid notice.

          20.     Upon learning that the “shut down notice” was flawed, Empire immediately challenged FINRA regarding the deficient notice and the firm was permitted to resume operations the next day. Based on knowledge and belief, Claimant is confident that the evidence will show that Penson and the individual Respondents knew, 1) that the FINRA District 7 staff had improperly influenced Penson to state that the Dendreon loss was unsecured, 2) that it was the intent of FINRA District 7 to close Empire by any means, 3) that Penson breached its contractual obligations with Empire by not clearing Empire’s trades in order to placate, appease and/or curry favor with FINRA, 4) That FINRA’s determination to keep Empire closed even after it had paid Penson $500,000 to obviate the net capital issue prior the market open the next day after the notice was issued was at best, unwarranted and disingenuous, 5) that the “shut down notice” was of no force or effect and 6) that Penson had a legal, moral and ethical obligation to honor Empire’s demand that Penson clear its trades.

THE EVENTS OF NOVEMBER OF 2008

          21.     In November 2008, Empire received an adverse arbitration award which put the firm out of net capital compliance. Shortly thereafter, Empire requested that Penson forward to Empire a portion of the commission revenue earned by brokers of the firm. Empire had come to expect, through a course of conduct routinely agreed to by Penson, that the commission revenue would be “advanced” to Empire to meet its mid-month payroll. While the term “advance” was used by the parties, it was a misnomer. It was Penson’s practice to wait until the end of the month to disburse the commission revenue to an introducing firm and therefore, the mid-month dispersal was simply a remittance of its own commissions in “advance” of the end of the month.

          22.     Notwithstanding the extreme financial hardship upon the brokers, particularly with the holiday season quickly approaching, Penson refused all requests for the advance. Moreover, Penson and the individual Respondents refused to pay the commission revenues after the end of November, 2008, when the funds no longer constituted an “advance”. In fact, Penson would not even provide settlement statements to account to Empire for the amount of the withheld commissions. Penson took this action without providing to Empire any legal justification. Penson did indicate, however, that if Empire flattened-out its proprietary accounts, error accounts and customer accounts, it would be in a position to pay the commission revenue. Empire noted to Penson that, without a proper basis, neither it nor Empire had the authority to sell out customer accounts. Clearly, the direction to undertake illegal action can not constitute a predicate for Penson to pay to Empire the earned wages of its brokers. Based on Penson’s other criteria, Empire gave Penson instructions to quickly liquidate the positions in the firm’s proprietary accounts. Empire understood that the sale of these relatively illiquid positions on short order would drive the market value down, resulting in losses to the firm. Empire took this commercially detrimental action in order to obtain the larger sum of money being improperly withheld by Penson so that Empire could pay its employees. Notwithstanding a loss on those liquidations carried out by Penson of over $80,000, Penson still refused to release the commission revenue to Empire. In addition to the fact that many of the firm’s independent brokers lived paycheck to paycheck and could ill afford to be without an income, some of those individuals had an even more immediate, life and death need to be paid. One broker indicated that without the receipt of his earnings, he would not be able to afford medicine, which was not covered by insurance, and was needed to treat his wife’s leukemia condition. Another broker indicated that without his commissions, he could not afford to purchase the oxygen tanks needed to aide his infant daughter’s breathing after she had undergone her second open heart surgery. Both of these situations were made known to Penson through the attached e-mails. See Exhibit 2. There is simply no monetary sanction too great to redress the level of depravity and callus indifference to human suffering that would cause exceedingly wealthy individuals such as the individual Respondents to keep another persons money for no better reason than they expect to get away with it.

          23.     In addition to withholding the commission revenue, Penson, without notice, explanation or justification, misappropriated approximately $1.6 million of Empire’s clearing deposit. Notwithstanding numerous demands, Penson and Pendergraft have failed to reasonably justify their gross usurpation of funds, which do not belong to them. Penson’s management did made a crude and dubious attempt to explain their actions in a back-dated letter addressed to a prior owner of Empire who had long ago left the firm. See Exhibit 3.

INDIVIDUAL RESPONDENT’S CRD RECORDS

          24.     According to Engemoen’s CRD, charges of fraud, fraudulent inducement, breach of contract, gross negligence, excessive use of margin and breach of fiduciary duty are among the allegations contained in the 19 reported customer disputes that have been lodged against Engemoen. Allegations of knowledge of fraudulent sales practice involving collateralized mortgage obligations comprise the 14 customer disputes lodged against Pendergraft in just the last two years. Actually, the fact that 19 and 14 respective customer disputes are reflected on Engemoen and Pendergraft’s CRDs is a gross understatement. One of those items reported on both of their CRDs involved a group of 39 separate arbitration claims which were settled in 2008 for $16,200,000. Of that amount, $4,500,000 was contributed by Engemoen and $2,000,000 was contributed by Pendergraft. Moreover both of these individuals have disciplinary records for failing to maintain sufficient net capital. Pendergraft was fined $10,000 and suspended for one year as a series 28 Financial and Operations Principal. For his part, Son was censured and fined $7,500 in 2005 for failing to properly fund the firm’s reserve account. In November 2008, Son became the subject of an arbitration claim alleging that through its clearing relationship with an introducing firm, Penson permitted the overcharge of $480,000 of commissions. In addition, an arbitration claim was filed against Son in September 2007, alleging that he was involved, either directly or indirectly, in certain broker conduct including violating state registration and securities laws, breach of fiduciary duty and negligence. The damages sought in that matter are $8,000,000.

COUNT I

BREACH OF CONTRACT

          25.     Claimant realleges and incorporates by reference the allegations in paragraphs 1 through 24 of this Claim. A copy of the clearing agreement is attached hereto as Exhibit 4.

          26.     Pursuant to the terms of the clearing agreement Penson had a duty to act in good faith.

          27.     Penson has breached the agreement by acting in a grossly negligent manner and engaging in willful misconduct as follows:

          a.       By providing substantial assistance to Mastrianni to “raid” the trading department of Empire.

          b.       By agreeing to the “shut down notice” when Penson knew the notice had no validity.

          c.       By demanding additional deposits from Empire when there was no basis to do so.

          d.       By changing the character of a secured debit to unsecured solely for the purpose of damaging the firm.

          e.       By seizing the deposit and seizing wages of employees at Empire.

          28.     Wherefore, Empire demands an award of damages, attorneys’ fees and costs against Penson for the breach of the contract.

COUNT II

MALICIOUS INTERFERENCE WITH BUSINESS RELATIONSHIP

          29.     Claimant realleges and incorporates by reference the allegations in paragraphs 1 through 24 of this Claim.

          30.     Prior to leaving Empire for Stockcross, Mastrianni contacted Penson and disclosed that he and the trading desk would be relocating to Stockcross.

          31.     In order to commence trading at Stockcross, Mastrianni needed the assistance of Penson to establish an order management system known as “BRASS”. It generally takes at least one month to establish a BRASS trading system.

          32.     Penson has confirmed to a trader at Empire that within two or three days after Mastrianni left, he was set up and operating with the BRASS system at Stockcross.

          33.     Penson at the time Mastrianni disclosed he would be leaving knew this would have a disastrous effect on the trading revenues of Empire. Penson, as the clearing broker for Empire, knew exactly how much trading revenue was generated by Mastrianni. Penson also knew the identities of the customers of Empire that traded with the firm. These relationships are a valuable business asset of the firm.

          34.     Penson provided valuable assistance to Mastrianni to ensure that he and his trading desk could misappropriate the trading relationships of both traders and customers of Empire. Penson knew that it would provide clearing services to Stockcross and Mastrianni if it provided assistance to Mastrianni in relocating to Stockcross. Because of the relationship between Empire and Penson, via their clearing agreement, Penson owed Empire a duty of loyalty.

          35.     By reason of the foregoing, Pension has maliciously interfered with the business relationships of Empire and Empire is entitled to damages, attorney fees and costs.

COUNT III

AIDING AND ABETTING BREACH OF FIDUCIARY DUTY

          36.     Claimant realleges and incorporates by reference the allegations in paragraphs 1 through 24 of this Claim.

          37.     Claimants reposed a special confidence in Mastrianni and the other brokers who left with him, as the international traders for the firm.

          38.     Mastrianni accepted such special confidence by assuring Claimant that they would act in the best interest of the firm in trading securities on behalf of the firm.

          39.     As a result of the foregoing, there existed a fiduciary relationship between Empire, Mastrianni and the other brokers on the trading desk. Penson, Pendergraft, Son and Engemoen knew of this fiduciary relationship.

          40.     When Mastrianni and the other brokers breached this fiduciary relationship by trading 360 Global stock and leaving the firm with proprietary information, Penson, Pendergraft, Son and Engemoen aided and abetted Mastrianni and the other brokers.

          41.     The act of Penson, Pendergraft, Son and Engemoen in aiding and abetting the breach of this fiduciary duty is the proximate cause of Empire’s damages.

          42.     Wherefore, Claimant requests an award be entered for damages resulting from Penson and Pendergraft aiding and abetting the breach of fiduciary duty.

COUNT IV

CIVIL THEFT

          43.     Claimant realleges and incorporates by reference the allegations in paragraphs 1 through 24 of this Claim.

          44.     Respondents, Penson, Pendergraft, Son and Engemoen, knowingly used and misappropriated the funds of Empire with felonious intent to deprive, either temporarily or permanently, Empire of the right to the money and to appropriate the money to Penson, Pendergraft, Son and Engemoen’s own use in violation of §812.014(1), Fla. Stat.

          45.     As a result Empire has been injured because of the violation of §812.014(1), Fla. Stat., and has lost $8,333,333, plus interest from the date the money was withdrawn from Empire.

          46.     Before filing this action Empire made written demand as required by §772.11, Fla. Stat., a copy being attached, for three times the amount of money taken by Penson, Pendergraft, Son and Engemoen.

          47.     Empire is obligated to pay its attorney a reasonable fee for services rendered in this matter.

          48.     Wherefore, Empire demands an award for treble damages and attorney fees against Penson, Pendergraft, Son and Engemoen.

COUNT V

EXTORTION

          49.     Claimant realleges and incorporates by reference the allegations in paragraphs 1 through 24 of this Claim.

          50.     The actions of Penson, Pendergraft, Son and Engemoen in seizing funds of Empire were without justification and constitute extortion.

          51.     As a result of the actions by Penson, Pendergraft, Son and Engemoen, the brokerage business of Empire has been destroyed.

          52.     The actions of Penson, Pendergraft, Son and Engemoen overcame the free will of Empire and caused it to do what it would not otherwise do.

          53.     The actions of Penson, Pendergraft, Son and Engemoen caused Empire’s brokerage business to be restrained.

          54.     Empire had no present means of protection to avoid the actions of Penson, Pendergraft, Son and Engemoen.

          55.     Wherefore, Empire has been damaged by the extortion of Penson, Pendergraft, Son and Engemoen and requests damages.

COUNT VI

CIVIL CONSPIRACY

          56.     Claimant realleges and incorporates by reference the allegations in paragraphs 1 through 24 of this Claim.

          57.     Respondents, Penson, Pendergraft, Son and Engemoen, conspired with Stockcross and Mastrianni to raid the trading desk of Empire.

          58.     Respondents, Penson, Pendergraft, Son and Engemoen, provided substantial assistance to the conspiracy by permitting Stockcross and Mastrianni to have access to the trading platform necessary to commence business. In addition, Penson, Pendergraft, Son and Engemoen hired Empire personnel to facilitate the transfer.

          59.     As a result of the conspiracy, Empire has suffered the loss of revenues from the trading desk as a result of the raid.

          60.     The lost revenues on an annual basis are in excess of $5,000,000.

          61.     Wherefore, Claimant requests an award of damages against Penson, Pendergraft, Son and Engemoen for conspiring with Stockcross and Mastrianni to raid the trading desk of Empire.

COMPENSATORY AND CONSEQUENTIAL DAMAGES

          62.     Empire has seen its franchise decimated through the systematic and repugnant efforts of its clearing firm to defraud it, plunder its assets and seek to put it out of existence in order to preclude any recompense. The compensatory and consequential damages suffered by Empire are in excess of $25,000,000.

PUNITIVE DAMAGES

          63.     Claimant Empire seeks punitive damages for Counts II, III and IV. Claimant is entitled to punitive damages based upon the evidence, which will demonstrate Respondents, Penson, Pendergraft, Son and Engemoen, acted in an intentional manner or with reckless indifference towards Claimant in light of the outrageous nature of Respondents’ conduct; the Claimant requests that the arbitrators award punitive damages.

DATED this 14th day of January, 2009.

Respectfully submitted.

/s/ Philip J. Snyderburn
PHILIP J. SNYDERBURN, ESQUIRE Florida Bar No. 0202592 Snyderburn, Rishoi & Swann 258 Southhall Lane, Suite 420 Maitland, Florida 32751 Telephone: (407) 647-2005 Facsimile: (407) 647-1522

Attorney for Claimant